Exhibit 10.24

Kopin Corporation Fiscal Year 2006 Cash Bonus Plan

1. Purpose and Effective Date. The purpose of the Kopin Corporation 2006 Cash Bonus Plan (this “Plan”) is to incentivize certain employees of Kopin Corporation, a Delaware corporation (the “Company”), in order to enhance the profitability of the Company. This Plan has been adopted by the Company as of December 31, 2005.

2. Participants; Cash Bonus Payments.

(a) The individuals eligible to participate in the Plan are those individuals listed on Schedule 1 attached hereto (the “Participants”).

(b) In the event that the Company’s Net Income (as defined below) for the Company’s fiscal year ending December 30, 2006 (the “2006 Fiscal Year”) is greater than $0, each of the Participants shall be entitled to receive a cash bonus payment (each, a “Cash Bonus Payment”) from the Company in the amount set forth opposite each such Participant’s name on Schedule 1 attached hereto, payable to all Participants on the same date (the “Payment Date”) within 90 days of the end of the 2006 Fiscal Year and subject to and net of any applicable tax or other withholding requirements. As used herein, “Net Income” means the net income of the Company, computed by the Company in accordance with generally accepted accounting principles and Company policies used to prepare the Company’s Annual Report on Form 10-K for the 2006 Fiscal Year. The impact of accounting principles adopted in 2006, such as the expensing of stock options, will be excluded from the computation of Net Income. In addition, Net Income shall exclude the impact of any Cash Bonus Payment payable hereunder.

3. Amendment. The Company may at any time and from time to time amend this Plan in any respect and for any purpose but no such amendment shall materially impair a Participant’s eligibility to receive a Cash Bonus Payment substantially on the basis described hereunder as in effect prior to any such amendment without such Participant’s consent.

4. Interests Non-Assignable; No Funding. The benefits provided hereunder will not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such benefits to be so subjected will not be recognized, provided that the foregoing shall not prevent transfers of the benefits provided hereunder by will or the laws of descent and distribution. Neither the establishment of this Plan, nor the creation of any fund or account, nor the payment of any benefits, nor the taking of any other action pursuant to the provisions of this Plan, will give or be construed to give any Participant any legal or equitable right against the Company or the Company’s Board of Directors or shareholders, except as provided herein. The rights granted hereunder to any Participant are no greater than the right of any other unsecured general creditor of the Company. The Company shall not be required to set aside or segregate any assets of any kind to meet any of its obligations hereunder and no Participant shall have any rights on account of this Plan to any specific assets of the Company.

Schedule 1

Participant	Cash Bonus Payment
Hong Choi	$25,000
John Fan	$100,000
Daily Hill	$25,000
Michael Presz	$25,000
Richard Sneider	$25,000
Boryeu Tsaur	$25,000